Exhibit 2.1

AMENDMENT NO. 5 TO
THE AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT (“Amendment”) dated and effective as of January 16, 2024 (the “Effective Date”) to the Agreement and Plan of Reorganization dated as of May 29, 2023 and amended as of June 22, 2023, October 5, 2023, October 17, 2023, and November 3, 2023 (the “M/A”), by and among (i) Atlantic Acquisition Corp, a Delaware corporation (“Atlantic”), (ii) Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), (iii) SeqLL Inc., a Delaware corporation (“SeqLL”), (iv) SeqLL Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of SeqLL (“Purchaser Sub”), (v) Lyneer Investments, LLC, a Delaware limited liability company (the “Company”), (vi) IDC Technologies, Inc., a California corporation (“IDC”), and (vii) Lyneer Management Holdings LLC, a Delaware limited liability company (“Lyneer Management,” and together with IDC, the “Sellers”). Each of Atlantic, Atlantic Merger Sub, SeqLL, Purchaser Sub, the Company and the Sellers are hereinafter referred to as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, the Parties entered into the M/A dated as of May 29, 2023;

WHEREAS, on June 22, 2023, the Parties entered into Amendment No. 1 of the M/A to amend the methodology for the number of shares of SeqLL Common Stock to be issued in the Merger;

WHEREAS, on October 5, 2023, the Parties entered into Amendment No. 2 of the M/A to reduce the Capital Raise from $75,000,000 to $50,000,000 and for corresponding changes throughout the M/A;

WHEREAS, on October 17, 2023, the Parties entered into Amendment No. 3 of the M/A to reduce the Cash Consideration from $60,000,000 to $40,000,000 and to decrease the Stock Consideration from $60,000,000 to $50,000,000 and to adjust the Atlantic Consideration;

WHEREAS, on November 3, 2023, the Parties entered into Amendment No. 4 of the M/A to revise the Merger consideration to be given to the Sellers, cancel a stock dividend and cash dividend to legacy SeqLL stockholders in favor or an alternate method of making such payments, reduce the size of the Capital Raise, and further extend the Termination Date; and

WHEREAS, the Parties have agreed to further amend the M/A to reflect further changes in the Merger and the Capital Raise.

NOW, THEREFORE, in consideration of the mutual promises and covenants and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1. Section 2.3 of the M/A is hereby amended and restated in its entirety to read as follows:

2.3 Merger Consideration. Subject to the terms of this Agreement, in consideration for the SeqLL Merger and the acquisition by SeqLL of a 100% membership interest in the Company, SeqLL shall make the following payments (collectively, the “Merger Consideration”):

(a) Cash Consideration. SeqLL shall pay $35,000,000 to or on behalf of the Sellers via (i) wire transfer of $16,250,000 in immediately available funds at the Closing (the “Cash Consideration”), which shall be paid $12,750,000 to IDC in order to repay at the Closing outstanding indebtedness, and $3,500,000 to Lyneer Management, and (ii) the issuance of a non-interest bearing convertible promissory note at the Closing (the “Merger Note”) in the aggregate principal amount of $18,750,000 due on or before July 31, 2024, which shall be issued to IDC, with the proceeds of such Merger Note used to repay indebtedness in accordance with Section 3.24; and

(b) Stock Consideration. Upon the completion of the Capital Raise and the consummation of the Merger, SeqLL shall issue:

(i) a number of shares of SeqLL common stock to the Sellers equal to the quotient of $55,000,000 divided by the price per share (the “Offering Price”) at which SeqLL Common Stock is sold in the Capital Raise (the “Stock Consideration”), of which ninety (90%) percent of such shares shall be issuable to IDC, and ten (10%) percent of such shares shall be issued to Lyneer Management;

(ii) a number of shares of SeqLL common stock to Atlantic equal to the quotient of $43,000,000 divided by the Offering Price (the “Atlantic Consideration”); and

(iii) SeqLL shall instruct its transfer agent to deliver certificates or book entries for the Stock Consideration and the Atlantic Consideration.

2. Section 3.24 of the M/A is hereby amended and restated to read as follows:

Joint Obligations of IDC and the Company. At Closing, IDC, from its allocation of the Cash Consideration in accordance with Section 2.3(a), shall pay the amount of such allocation of Cash Consideration to BMO and SPP Loan Facility in respect of joint Indebtedness of the Company and IDC. Pursuant to the terms and conditions of an Allocation Agreement dated as of December 31, 2023 by and among Lyneer Investments LLC and its subsidiaries, IDC Technologies, Inc. and Prateek Gattani, IDC, subject to subordination to BMO and the SPP Loan Facility, agreed to assume the joint Indebtedness of the Company and IDC outstanding under the BMO Credit Facility in excess of the Company’s stand-alone borrowing base under the Company’s new credit facility, and (b) IDC shall satisfy any remaining joint Indebtedness of the Company and IDC due to PBC, SPP Loan Facility and Lyneer Management.

3. Section 10.1(e) of the M/A, titled Termination, is hereby amended to replace the date “November 30, 2023” (the “Termination Date”) with March 15, 2024.

4. No Further Amendment. The Parties hereby agree that all other provisions of the M/A shall, subject to the amendments set forth in this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the M/A or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the M/A. From and after the date of this Amendment, each reference in the M/A to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the M/A in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the M/A, as amended by this Amendment, whether or not this Amendment is expressly referenced.

5. Other Terms. The provisions of Article X of the Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis. All capitalized terms used herein without definition shall have the meanings assigned to such terms in the M/A.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 5 to the Agreement and Plan of Reorganization on the date first above written.

PURCHASER:

SeqLL INC., a Delaware corporation

By:	/s/ Daniel Jones
Daniel Jones, Chief Executive Officer

PURCHASER SUB:

SEQLL MERGER LLC, a Delaware limited liability company

By:	/s/ Daniel Jones
Daniel Jones, Managing Member

ATLANTIC ACQUISITION CORP., a Delaware corporation

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Chief Executive Officer

ATLANTIC MERGER LLC, a Delaware limited liability company

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Managing Member

COMPANY:

LYNEER INVESTMENTS, LLC, a Delaware limited liability company

By:	/s/ Prateek Gattani
Prateek Gattani, Manager

SELLERS:

IDC TECHNOLOGIES, INC., a California corporation

By:	/s/ Prateek Gattani
Prateek Gattani, Chief Executive Officer

LYNEER MANAGEMENT HOLDINGS LLC, a Delaware limited liability company

By:	/s/ James S. Radvany
James S. Radvany, Manager

SIGNATURE PAGE TO AMENDMENT NO. 5 TO AGREEMENT AND PLAN OF REORGANIZATION